EXHIBIT 99.1

Allscripts announces fourth quarter and 2016 full-year results

  Fourth quarter revenue grows 23 and 24 percent, 2016 revenue grows 12 and 14 percent (GAAP and non-GAAP, respectively), year-over-year
  Record fourth quarter bookings of $406 million and all-time record annual bookings of $1.3 billion
  2016 operating cash flow grows 27 percent year-over-year, totaling $269 million
  Outlook for 2017 anticipates 8-10 percent revenue and 10-15 percent EPS growth, respectively

CHICAGO, Feb. 16, 2017 (GLOBE NEWSWIRE) -- Allscripts Healthcare Solutions, Inc. (NASDAQ:MDRX) (Allscripts) announced its financial results for the three months and year ended December 31, 2016.

Fourth Quarter and Recent Business Highlights

  Allscripts had an exceptional performance in international markets during the quarter, with double-digit bookings growth.  The company added three new Sunrise clients, including two National Health Services trusts in the United Kingdom, totaling nine new international Sunrise hospitals in Q4. These new sales, on top of a successful go-live at King’s College Hospital in London as well as other operational successes, is driving excellent momentum for the company across its major targeted international markets including Canada, the U.K., Australia, and Singapore.

  Value based care solutions demand was strong in the quarter.  The company generated double-digit sales growth in 2016 for Allscripts dbMotion™ into several large healthcare enterprises.  The company also enjoyed solid sell-through of its comprehensive population health solution, CareInMotion™ both inside and outside Allscripts core client base. This momentum is driven in part by strong client satisfaction and a comprehensive offering.  CareInMotion earned top honors from Black Book 2017 Rankings™ for 2017, including the highest rank in 10 of 18 individual criteria for Population Health Management solutions. In addition, 2bPrecise expanded deployment of its cloud-based genomics and precision medicine solution at Holston Medical Group and the National Institutes of Health earlier in the year.

  Allscripts completed several acquisitions during the quarter to better position the company for future growth.  These include: Core Medical Solutions, a recognized healthcare IT software leader in both Victoria and Western Australia; Careport, a next generation care management platform enabling providers to enhance post-acute outcomes and costs by guiding patients across the care continuum in real-time; and HealthMEDX, a leading provider of IT solutions for long-term and post-acute care.

  Advancing its leadership in healthcare interoperability, the Allscripts Developer Program (ADP), which in January 2017 crossed two billion data exchange transactions, introduced a new three-tiered program for independent software developers to connect to Allscripts clients.  This program includes free, no-approval access to Allscripts FHIR®© enabled application program interfaces (APIs) for developers looking for basic connectivity as well as integrator and partner categories for developers seeking deeper integration with Allscripts.

  The company announced two additions to its executive team. Lisa Khorey joined Allscripts in the newly created role of Chief Client Delivery Officer, and Alan Fowles was named President of Allscripts International.

“2016 marks the second consecutive year we crossed the $1 billion mark for bookings,” Paul M. Black, Chief Executive Officer of Allscripts, said. “We grew bookings 18 percent for the year, this off of a record 2015 performance. Our results are a byproduct of healthy demand for Allscripts solution platforms across core clinical and financial software and services, population health, global and post-acute segments.  Allscripts' ongoing commitment to sustainable investment across our offerings is driving accelerating bookings and revenue performance. We have excellent momentum heading into 2017.”

Please see the “Explanation of Non-GAAP Financial Measures” at the end of this press release for detailed information on calculating non-GAAP measures.

Fourth Quarter and Year-End 2016 Bookings, Backlog Highlights

Bookings(1) were $406 million in the fourth quarter 2016. This result compares with $343 million in the fourth quarter of 2015, an 18 percent increase. Excluding Netsmart bookings of $57 million (“Standalone Allscripts”), bookings were $349 million, an increase over the record fourth quarter bookings performance in 2015.

Bookings results in the fourth quarter were driven by new and add-on Sunrise sales in the U.S. and international markets and TouchWorks™ ambulatory suite.  In addition, the company had growth in services, Payer and Life Sciences, the CareInMotion value-based care suite as well as Netsmart’s post-acute technology solutions. The company also continues to experience rapid sales growth inside and outside its ambulatory client base for its private cloud-based Allscripts Revenue Cycle Management Services™ offering.

In terms of bookings mix, software delivery bookings increased 30 percent year-over-year while client services bookings increased 9 percent. Forty-nine percent of fourth quarter 2016 bookings related to software delivery, while the remaining amounts were related to client services.

For the year ended December 31, 2016 bookings totaled $1,311 million compared with $1,111 million in 2015, an 18 percent increase. Standalone Allscripts bookings for the year ended December 31, 2016, which exclude Netsmart bookings of $122 million, totaled $1,189 million or 7 percent growth year-over-year.

Contract revenue backlog as of December 31, 2016, totaled over $4.0 billion, a $128 million increase from the September 30, 2016, amount. The backlog improvement reflects the strong bookings posted in the fourth quarter of 2016.  This also marks the first time Allscripts backlog has eclipsed the $4.0 billion mark.

Mr. Black continued, “Looking to 2017, Allscripts is in an enviable position to help lead our clients and the healthcare industry as it undergoes a rapid evolution in clinical, regulatory and reimbursement models around the globe.  Our strategy, built on interoperability, open systems and an attractive total cost of ownership, provides a differentiated, high-value proposition to clients and prospects alike. Our clients’ satisfaction and third-party recognition are continuing a multi-year uptrend that drives more business from health systems, physician groups, payers and others seeking to improve outcomes and lower costs.  We will continue strengthening our position through innovation and by leveraging increasingly efficient delivery platforms in 2017 and beyond.”

Fourth Quarter and Year-End 2016 Revenue Details

Fourth quarter 2016 GAAP revenue was $425 million, an increase of 23 percent year-over-year. Non-GAAP revenue totaled $429 million, improving 24 percent year-over-year. Importantly, non-GAAP revenue growth increased 6 percent, compared to the third quarter of 2016.  Non-GAAP revenue excludes acquisition-related deferred revenue adjustments related to Netsmart and other non-material consolidating companies.

Netsmart contributed an incremental $56 million of revenue on a GAAP basis and $60 million to non-GAAP revenue in the fourth quarter.

Software delivery, support and maintenance revenue totaled $281 million on a GAAP basis and $284 million on a non-GAAP basis in the fourth quarter of 2016, an increase of 23 and 25 percent, respectively, compared with the fourth quarter of 2015. Software delivery, support and maintenance revenue consists of all software, hardware, subscription and transaction-related revenue as well as support and maintenance.

Client services revenue totaled $145 million on a GAAP basis and $146 million on a non-GAAP basis in the fourth quarter of 2016, up 23 and 24 percent, respectively, compared with the fourth quarter of 2015. Client services revenue consists of recurring managed services and other project-based client services revenue.

Recurring revenue, consisting of subscriptions, recurring transactions, support and maintenance and recurring managed services, increased 23 percent compared with the fourth quarter of 2015. Importantly, recurring revenue growth increased 4 percent, compared to the third quarter of 2016.

Non-recurring revenue, comprised of systems sales and other project-based client services revenue, increased 28 percent compared with the fourth quarter of 2015. Non-recurring revenue grew 16 percent from the third quarter of 2016. Growth rates in recurring and non-recurring revenue are equivalent on both a GAAP and non-GAAP revenue basis.

For the year ended December 31, 2016, GAAP revenue totaled $1,550 million, an increase of 12 percent year-over-year. Non-GAAP revenue totaled $1,576 million, a 14 percent increase from the comparable period in 2015.

Netsmart contributed an incremental $128 million of revenue on a GAAP basis and $153 million to non-GAAP revenue for the year ended December 31, 2016.

Fourth Quarter Gross Profit and Operating Expenses

Gross margin in the fourth quarter of 2016 was 43.8 percent on a GAAP basis and 48.1 percent on a non-GAAP basis, compared with 44.5 and 47.3 percent, respectively, in the fourth quarter of 2015.

On a GAAP basis, total operating expenses, consisting of selling, general and administrative (SG&A) and research and development (R&D) expenses, were $163 million, or a 30 percent increase year-over-year.

Non-GAAP operating expenses totaled $146 million, a 22 percent increase year-over-year, due primarily to the Netsmart consolidation and previously announced acquisitions executed by Netsmart and Allscripts.

Quarter-to-quarter, non-GAAP operating expense increased $12 million on a consolidated basis. The increase quarter-to-quarter was attributable primarily to acquisitions announced during the fourth quarter of 2016 and investments to support business growth.

Adjustments made for non-GAAP purposes can impact the directional trends for GAAP versus non-GAAP financial metrics. For a reconciliation of GAAP and non-GAAP items, see the financial tables in this release (Tables 4, 5 and 6). Period-over-period comparability is also affected by the inclusion of Netsmart in consolidated results beginning April 19, 2016.

Fourth Quarter and Year-End 2016 Net Income and Earnings per Share

GAAP net loss attributable to Allscripts stockholders in the fourth quarter of 2016 totaled $7 million compared with a net income of $16 million in the fourth quarter of 2015. The net loss includes a $10 million charge for the accretion of redemption preference on the redeemable convertible preferred stock, issued in conjunction with the Netsmart transaction in April 2016.

Non-GAAP net income attributable to Allscripts stockholders in the fourth quarter of 2016 totaled $26 million, a 4 percent increase compared with the fourth quarter of 2015.

GAAP loss per share in the fourth quarter of 2016 was $0.04 compared with earnings per share of $0.09 in the fourth quarter of 2015. Non-GAAP earnings per share in the fourth quarter of 2016 were $0.14, compared with $0.13 in the fourth quarter of 2015.

GAAP loss per share was $0.14, compared with a loss of $0.01 for the year ended December 31, 2015. Non-GAAP earnings per share for the year ended December 31, 2016, were $0.55, compared with $0.47 for the year ended December 31, 2015, an increase of 17 percent.

Fourth Quarter and Year-End 2016 Adjusted EBITDA and Cash Flow

Adjusted EBITDA increased to $84 million in the fourth quarter of 2016, a 29 percent increase compared with the fourth quarter of 2015.

For the year ended December 31, 2016, Adjusted EBITDA totaled $304 million, a 25 percent increase compared to the year ended December 31, 2015.

Adjusted EBITDA, net of non-controlling interests for the year ended December 31, 2016, totaled $273 million, a 13 percent increase compared to the year ended December 31, 2015.

Cash flow from operations for the year ended December 31, 2016, totaled $269 million, a 27 percent increase, compared to the same period of 2015.

Free cash flow for the year ended December 31, 2016, totaled $131 million, a 9 percent decrease compared to the same period of 2015. 2016 free cash flow was impacted by higher levels of investment in internally developed and purchased software.

Share Repurchase Update

During the fourth quarter, Allscripts announced that its Board approved a new stock purchase program under which the company could repurchase up to $200 million of Allscripts common stock through December 31, 2019.

The new stock program supersedes the previously existing stock repurchase program, which authorized Allscripts to repurchase $150 million of common stock through December 31, 2018. Under the prior program, Allscripts repurchased 8.1 million shares of common stock for a total of $97 million during 2016.

Under the new program, Allscripts purchased 2.2 million shares of common stock for a total of $24 million at an average cost of $10.63 per share during the fourth quarter of 2016.  As of December 31, 2016, there was $176 million remaining under the current authorization.

2017 Financial Outlook

Allscripts affirms the following financial outlook for 2017, published originally on January 9, 2017:

  Non-GAAP revenue of between $1.71 billion and $1.74 billion;
  Adjusted EBITDA of between $345 million and $365 million, consisting of:
    Allscripts, excluding Netsmart, Adjusted EBITDA between $255-265 million, and;
    Netsmart Adjusted EBITDA between $90-100 million
  Non-GAAP earnings per share growth of between 10 to 15 percent

Allscripts financial outlook going forward is based on Adjusted EBITDA, reflecting 100 percent contribution from Netsmart.

Allscripts provides financial guidance for revenue, Adjusted EBITDA and earnings per share on a non-GAAP basis. Allscripts non-GAAP revenue guidance excludes the impact of acquisition-related deferred revenue adjustments.

For the purpose of providing financial guidance, the Company does not reconcile non-GAAP revenue, Adjusted EBITDA or non-GAAP earnings per share guidance to the corresponding GAAP financial measures. Allscripts does not provide guidance for the various reconciling items since certain items that impact GAAP revenue and net income are either outside of its control and/or cannot be reasonably predicted.

For a reconciliation of other non-GAAP items, see the explanation of non-GAAP financial measures as well as the non-GAAP financial reconciliation tables in this release (Tables 4, 5 and 6).

Conference Call:

Allscripts will conduct a conference call today, Thursday, February 16, 2017, at 4:30 PM Eastern Standard Time to discuss its earnings release and other information. Participants may access the conference call via webcast at http://investor.allscripts.com. Participants also may access the conference call by dialing +1 (877) 269-7756 or +1 (201) 689-7817 (international) and requesting Conference ID # 13652687.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of four weeks, on the Allscripts Investor Relations website or by calling +1 (877) 660-6853 or +1 (201) 612-7415 - Conference ID # 13652687.

Supplemental and non-GAAP financial information is also available at http://investor.allscripts.com.

Footnotes

(1) Bookings reflect the value of executed contracts for software, hardware, client services, private cloud hosting services, outsourcing and other subscription-based services.

NOTE: All percentage changes described within this press release are calculated off of full dollar amounts as illustrated in the accompanying financial statements and Allscripts Supplemental Financial Data Workbook, posted on the Investor Relations website. Rounding differences may occur when individually calculating percentages or totals from rounded amounts included within the press release body compared to full dollar amounts in the tables.

About Allscripts
Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2017 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.
Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements under “2017 Financial Outlook”. These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made, and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Actual results could differ from those set forth in the forward-looking statements and reported results should not be considered an indication of future performance. Certain factors that could cause Allscripts actual results to differ materially from those described in the forward-looking statements include, but are not limited to: the expected financial contribution and results of the Netsmart joint business entity, including consolidation for financial reporting purposes; Allscripts failure to compete successfully; consolidation in Allscripts industry; current and future laws, regulations and industry initiatives; increased government involvement in Allscripts industry; the failure of markets in which Allscripts operates to develop as quickly as expected; Allscripts or its customers’ failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of Allscripts sales, services and support organizations; market acceptance of Allscripts products and services; the unpredictability of the sales and implementation cycles for Allscripts products and services; Allscripts ability to manage future growth; Allscripts ability to introduce new products and services; Allscripts ability to establish and maintain strategic relationships; risks related to the acquisition of new companies or technologies; the performance of Allscripts products; Allscripts ability to protect its intellectual property rights; the outcome of legal proceedings involving Allscripts; Allscripts ability to hire, retain and motivate key personnel; performance by Allscripts content and service providers; liability for use of content; security breaches; price reductions; Allscripts ability to license and integrate third party technologies; Allscripts ability to maintain or expand its business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; Allscripts ability to maintain proper and effective internal controls; and asset impairment charges. Additional information about these and other risks, uncertainties, and factors affecting Allscripts business is contained in Allscripts filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the most recent Allscripts Annual Report on Form 10-K and subsequent Form 10-Qs. Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$96.6	$116.9
Accounts receivable, net	405.1	327.8
Prepaid expenses and other current assets	102.6	93.6
Total current assets	604.3	538.3
Available for sale marketable securities (a)	149.1	0.0
Fixed assets, net	148.8	125.6
Software development costs, net	163.9	85.8
Intangible assets, net	741.4	347.6
Goodwill	1,924.1	1,222.6
Deferred taxes, net	2.8	2.3
Other assets (a)	97.8	359.7
Total assets	$3,832.2	$2,681.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$126.1	$60.0
Accrued expenses	86.1	62.0
Accrued compensation and benefits	64.3	62.4
Deferred revenue	363.8	315.9
Current maturities of long-term debt	15.2	12.2
Non-recourse current maturities of long-term debt - Netsmart	2.5	0.0
Current maturities of capital lease obligations	9.1	0.4
Total current liabilities	667.1	512.9
Long-term debt	717.9	612.4
Non-recourse long-term debt - Netsmart	576.9	0.0
Long-term capital lease obligations	9.9	0.6
Deferred revenue	18.0	20.3
Deferred taxes, net	141.8	22.2
Other liabilities	39.7	94.5
Total liabilities	2,171.3	1,262.9
Redeemable convertible non-controlling interest - Netsmart	387.7	0.0
Total Allscripts Healthcare Solutions, Inc.'s stockholders' equity	1,232.5	1,407.8
Non-controlling interest	40.7	11.2
Total stockholders’ equity	1,273.2	1,419.0
Total liabilities and stockholders’ equity	$3,832.2	$2,681.9

(a) As of December 31, 2016, long-term available-for-sale marketable securities represent the value of NantHealth common stock subsequent to its IPO. As of December 31, 2015, this investment was included in other assets as it was accounted for under the equity method of accounting prior to the IPO.

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue:
Software delivery, support and maintenance	$280.7	$227.6	$1,012.4	$918.4
Client services	144.7	118.0	537.5	468.0
Total revenue	425.4	345.6	1,549.9	1,386.4
Cost of revenue:
Software delivery, support and maintenance	90.2	68.6	331.1	291.8
Client services	123.2	104.2	459.2	432.0
Amortization of software development and acquisition-related assets (a)	25.7	19.0	88.6	82.0
Total cost of revenue	239.1	191.8	878.9	805.8
Gross profit	186.3	153.8	671.0	580.6
Selling, general and administrative expenses	115.1	79.3	392.8	339.2
Research and development	47.8	46.0	187.9	184.8
Asset impairment charges	0.0	1.2	4.7	1.5
Amortization of intangible and acquisition-related assets	10.9	4.2	25.8	23.2
Income from operations	12.5	23.1	59.8	31.9
Interest expense and other, net (b)	(24.8)	(7.5)	(67.1)	(29.2)
Equity in net loss of unconsolidated investments	0.0	(0.8)	(7.5)	(2.1)
(Loss) income before income taxes	(12.3)	14.8	(14.8)	0.6
Income tax benefit (provision)	15.2	1.6	17.8	(2.6)
Net income (loss)	2.9	16.4	3.0	(2.0)
Less: Net income attributable to non-controlling interest	(0.1)	(0.1)	(0.2)	(0.2)
Less: Accretion of redemption preference on redeemable convertible non-controlling interest - Netsmart	(10.2)	0.0	(28.5)	0.0
Net (loss) income attributable to Allscripts Healthcare Solutions, Inc. stockholders	($7.4)	$16.3	($25.7)	($2.2)

(Loss) earnings per share - basic and diluted	($0.04)	$0.09	($0.14)	($0.01)

Weighted average common shares outstanding:
Basic	183.2	189.1	186.2	185.1
Diluted	183.2	191.5	186.2	185.1

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$12.1	$11.3	$43.3	$46.9
Amortization of acquisition-related intangible assets	13.6	7.7	45.3	35.1
	$25.7	$19.0	$88.6	$82.0

(b) Interest expense and other, net are comprised of the following for the periods presented:
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Non-cash amortization of 1.25% Cash Convertible Notes original issue discount	$2.9	$2.7	$11.4	$10.8
Non-cash write-off of unamortized deferred debt issuance costs	5.2	0.0	5.2	1.4
Non-cash charges to interest expense and other, net	8.1	2.7	16.6	12.2
Interest expense	15.8	4.1	46.4	16.3
Amortization of discounts and debt issuance costs	1.5	0.6	5.2	2.9
Other (income) expense, net	(0.6)	0.1	(1.1)	(2.2)
Total interest expense and other, net	$24.8	$7.5	$67.1	$29.2

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income (loss)	$2.9	$16.4	$3.0	($2.0)
Non-cash adjustments to net (loss) income:
Depreciation and amortization	51.9	36.5	172.4	161.0
Stock-based compensation expense	13.2	7.5	42.9	34.7
Other non-cash charges, net	(12.7)	(3.0)	(3.7)	1.6
Total non-cash adjustments to income	52.4	41.0	211.6	197.3
Cash impact of changes in operating assets and liabilities	28.6	25.9	54.4	16.3
Net cash provided by operating activities	83.9	83.3	269.0	211.6
Cash flows from investing activities:
Capital expenditures	(10.4)	(4.1)	(35.4)	(18.3)
Capitalized software	(32.5)	(16.6)	(102.5)	(49.3)
Purchases of equity securities in partner entities, business acquisitions, net of cash acquired and other investments	(60.1)	(3.1)	(1,016.1)	(225.2)
Sales and maturities of marketable securities and other investments	0.0	0.0	0.0	3.8
Net cash used in investing activities	(103.0)	(23.8)	(1,154.0)	(289.0)
Cash flows from financing activities:
Repurchase of common stock	(50.1)	0.0	(121.2)	0.0
Proceeds from issuance of redeemable convertible preferred stock	0.0	0.0	333.6	0.0
Proceeds from sale or issuance of common stock	0.0	1.6	0.1	103.7
Stock-based compensation-related payments, net	(0.8)	(1.1)	(7.2)	(6.5)
Credit facilities and capital lease borrowings (payments), net	90.2	(34.4)	660.0	45.1
Net cash provided by (used in) financing activities	39.3	(33.9)	865.3	142.3
Effect of exchange rate changes on cash and cash equivalents	(0.9)	(0.1)	(0.6)	(1.2)
Net increase (decrease) in cash and cash equivalents	19.3	25.5	(20.3)	63.7
Cash and cash equivalents, beginning of period	77.3	91.4	116.9	53.2
Cash and cash equivalents, end of period	$96.6	$116.9	$96.6	$116.9

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts and percentages)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Total revenue, as reported	$425.4	$345.6	$1,549.9	$1,386.4

Acquisition-related deferred revenue adjustments	4.0	0.0	25.8	0.0
Total non-GAAP revenue	$429.4	$345.6	$1,575.7	$1,386.4

Gross profit, as reported	$186.3	$153.8	$671.0	$580.6

Acquisition-related deferred revenue adjustments	4.0	0.0	25.8	0.0
Acquisition-related amortization	13.6	7.7	45.3	35.1
Stock-based compensation expense	2.0	1.9	8.8	8.7
Non-recurring expenses and transaction-related costs (a)	0.6	0.0	0.6	0.0
Total non-GAAP gross profit	$206.5	$163.4	$751.5	$624.4

Income from operations, as reported	$12.5	$23.1	$59.8	$31.9

Acquisition-related deferred revenue adjustments	4.0	0.0	25.8	0.0
Acquisition-related amortization	24.5	11.9	71.1	58.3
Stock-based compensation expense	13.3	7.9	44.2	36.6
Non-recurring expenses and transaction-related costs (a)	6.6	0.0	13.4	23.4
Non-cash asset impairment charges	0.0	1.2	4.7	1.5
Total non-GAAP operating income	$60.9	$44.1	$219.0	$151.7

Net (loss) income attributable to Allscripts Healthcare Solutions, Inc. stockholders, as reported	($7.4)	$16.3	($25.7)	($2.2)
Less: Net loss attributable to non-controlling interest	0.1	0.1	0.2	0.2
Less: Accretion of redemption preference on redeemable convertible non-controlling interest - Netsmart	10.2	0.0	28.5	0.0
Net income (loss), as reported	$2.9	$16.4	$3.0	($2.0)

Acquisition-related deferred revenue adjustments	4.0	0.0	25.8	0.0
Acquisition-related amortization	24.5	11.9	71.1	58.3
Stock-based compensation expense	13.3	7.9	44.2	36.6
Non-recurring expenses and transaction-related costs (a)	6.6	0.0	13.4	23.4
Non-cash asset impairment charges	0.0	1.2	4.7	1.5
Non-cash charges to interest expense and other	8.1	2.3	16.6	12.0
Equity in net earnings of unconsolidated investments	0.0	1.2	7.5	3.2
Tax effect of adjustments to reconcile GAAP to non-GAAP net income	(19.7)	(8.6)	(64.1)	(47.4)
Tax rate alignment	(10.9)	(6.7)	(12.6)	2.5
Total Non-GAAP net income	$28.8	$25.6	$109.6	$88.1
Less: Non-GAAP net income attributable to non-controlling interest	(2.4)	(0.1)	(5.5)	(0.1)
Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc.	$26.4	$25.5	$104.1	$88.0

Non-GAAP effective tax rate	35%	35%	35%	35%

Weighted shares outstanding - diluted	185.7	191.5	187.9	186.5

(Loss) earnings per share - basic and diluted, as reported	($0.04)	$0.09	($0.14)	($0.01)

Non-GAAP earnings per share attributable to Allscripts Healthcare Solutions, Inc. - diluted	$0.14	$0.13	$0.55	$0.47

Note: Adjustments to reconcile GAAP to non-GAAP net income are presented gross of tax, with net tax effects included in row titled "Tax effect of adjustments to reconcile GAAP to non-GAAP net income".
(a) Non-recurring expenses and transaction-related costs included in cost of revenue and operating expenses are comprised of the following for the periods presented:
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Severance and other costs	2.5	0.0	2.7	23.3
Transaction-related costs	4.1	0.0	10.7	0.1
Total non-recurring expenses and transaction related costs	$6.6	$0.0	$13.4	$23.4

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions, except percentages)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Total revenue, as reported	$425.4	$345.6	$1,549.9	$1,386.4
Acquisition-related deferred revenue adjustments	4.0	0.0	25.8	0.0
Total non-GAAP revenue	$429.4	$345.6	$1,575.7	$1,386.4

Net income (loss), as reported	$2.9	$16.4	$3.0	($2.0)

Acquisition-related deferred revenue adjustments	4.0	0.0	25.8	0.0
Depreciation and amortization	51.9	36.5	172.4	161.0
Stock-based compensation expense	13.3	7.9	44.2	36.6
Non-recurring expenses and transaction-related costs	6.6	-	13.4	23.4
Non-cash asset impairment charges	0.0	1.2	4.7	1.5
Interest expense and other, net (a)	20.4	3.8	50.5	17.4
Equity in net earnings of unconsolidated investments	0.0	0.8	7.5	2.1
Tax (benefit)/provision	(15.2)	(1.6)	(17.8)	2.6

Adjusted EBITDA (c)	$83.9	$65.0	$303.7	$242.6

Adjusted EBITDA margin (b)	20%	19%	19%	17%

(a) Interest expense and other, net has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.

(b) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by non-GAAP revenue.

(c) Reconciliation to adjusted net EBITDA, as consistent with Allscripts guidance for 2016, is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Adjusted EBITDA	$83.9	$65.0	$303.7	$242.6
Less: Adjusted EBITDA attributable to non-controlling interest	11.8	0.3	30.8	0.8
Adjusted net EBITDA	$72.1	$64.7	$272.9	$241.8

Table 6
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$83.9	$83.3	$269.0	$211.6
Cash flows from investing activities:
Capital expenditures	(10.4)	(4.1)	(35.4)	(18.3)
Capitalized software	(32.5)	(16.6)	(102.5)	(49.3)
Free cash flow	$41.0	$62.6	$131.1	$144.0

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles or GAAP. To supplement this information, Allscripts presents in this release non-GAAP revenue, gross profit, gross margin, operating expense, Adjusted EBITDA, Adjusted net EBITDA, non-GAAP effective income tax rate, net income, including non-GAAP earnings per share and free cash flow, which are considered non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. The definitions of non-GAAP financial measures used throughout this document are presented below:

  Non-GAAP revenue consists of GAAP revenue and adds back recognized deferred revenue from the Netsmart transaction that is eliminated for GAAP purposes due to purchase accounting adjustments.

  Non-GAAP gross profit consists of GAAP gross profit as reported and excludes acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense and non-recurring expenses and transaction-related costs. Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of non-GAAP revenue in the applicable period. For the fourth quarter of 2016, non-GAAP gross margin totaled 48.1 percent, consisting of non-GAAP gross profit of $206.5 million divided by non-GAAP revenue of $429.4 million. For the fourth quarter of 2015, non-GAAP gross margin totaled 47.3 percent, consisting of non-GAAP gross profit of $163.4 million divided by revenue of $345.6 million. Reconciliations to GAAP gross profit are found in Table 4 within this press release.

  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes non-recurring expenses and transaction-related costs and stock-based compensation expense recorded to SG&A and R&D. For the fourth quarter of 2016, non-GAAP operating expense totaled $145.6 million, consisting of $115.1 million of GAAP SG&A and $47.8 million of GAAP R&D expense and excluding $6.0 million of total non-recurring expenses and transaction-related costs and $11.3 million of stock-based compensation expense recorded to SG&A and R&D. For the fourth quarter of 2015, non-GAAP operating expense totaled $119.3 million consisting of $79.3 million of GAAP SG&A and $46.0 million of GAAP R&D expense and excluding $6.0 million of stock-based compensation expense recorded to SG&A and R&D.

  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income (loss) as reported and adjusts for: acquisition-related deferred revenue adjustments; depreciation and amortization; stock-based compensation expense; non-recurring expenses and transaction-related costs; non-cash asset impairment charges; interest expense and other, net; equity in net earnings of unconsolidated investments; and tax provision (benefit).

  Adjusted net EBITDA is a non-GAAP measure and consists of Adjusted EBITDA as described above, with an adjustment to reduce Adjusted EBITDA for the percentage of non-controlling interest in consolidated subsidiaries. For this presentation, Netsmart preferred stock is treated as if it was converted to common stock.

  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income tax rate, Allscripts effective state income tax rate and adjustments for permanent differences.

  Non-GAAP net income consists of GAAP net income/(loss) as reported, and adds back acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense, non-recurring expenses and transaction-related costs, non-cash asset impairment charges, non-cash charges to interest expense and other, and equity in net earnings of unconsolidated investments and the related tax effect of the aforementioned adjustments. Non-GAAP net income also includes a tax rate alignment adjustment.

  Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc. is a non-GAAP measure and consists of Non-GAAP net income as described above, with an adjustment to reduce Non-GAAP net income for the percentage of non-controlling interest outside Allscripts ownership position. For this presentation, Netsmart preferred stock is treated as if it was converted to common stock.

  Non-GAAP earnings per share consist of non-GAAP net income, as defined above, divided by weighted shares outstanding – diluted in the applicable period.

  Free cash flow consists of GAAP cash flows provided by operating activities in the applicable period, net of capital expenditures and capitalized software costs.

Standalone Allscripts. Standalone Allscripts refers to Allscripts reported results, excluding the financial contribution from Netsmart for the specified period. Allscripts provides this measure to assist investors in comparing period over period results.

Acquisition-Related Deferred Revenue Adjustments. Deferred revenue adjustments include acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenue acquired in a business acquisition. The fair value of acquired deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. Allscripts adds back acquisition-related deferred revenue adjustments for its non-GAAP financial measures because it believes the inclusion of this amount directly correlates to the underlying performance of Allscripts operations.

Acquisition-Related Amortization. Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income, and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP operating expense, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.

Non-Recurring Expenses and Transaction-Related Costs. Non-recurring expenses relate to certain severance, product consolidation, legal proceedings, consulting and other charges incurred in connection with activities that are considered one-time. For the fourth quarter of 2016, Allscripts incurred $6.6 million of non-recurring and transaction-related expenses associated with the Netsmart joint business entity, other transactions closed in the quarter as well as other non-recurring business activities.

Allscripts excludes non-recurring expenses and transaction-related costs, in whole or in part, from non-GAAP gross profit, non-GAAP operating income, non-GAAP operating expense, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other. Non-cash charges to interest expense include the write-off of deferred debt issuance costs for Netsmart in the fourth quarter of 2016 and non-cash amortization of the fair value of the cash conversion option embedded in the 1.25 percent Cash Convertible Notes issued by Allscripts during the second quarter of 2013.

Non-Cash Asset Impairment Charges. Asset impairment charges relate primarily to product consolidation activities and the write-down of the carrying value of equity investments in non-consolidated third parties.

Equity in Net Earnings of Unconsolidated Investments. Equity in net earnings of unconsolidated investments represents Allscripts share of the equity earnings (losses) of our investments in third parties accounted for under the equity method, including the amortization of cost basis adjustments. The amounts recognized during the year ended December 31, 2016, represent our share of the net loss incurred by NantHealth LLC along with the amortization of cost basis adjustments prior to its initial public offering in June 2016.

Tax Rate Alignment. Tax adjustment aligns the applicable period’s effective tax rate to the expected annual non-GAAP effective tax rate.

Management also believes that non-GAAP revenue, gross profit, gross margin, operating expense, Adjusted EBITDA, Adjusted net EBITDA, non-GAAP effective income tax rate, net income, non-GAAP net income on a per share basis, and free cash flow provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein.

Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP gross profit, SG&A, operating expense, operating income, net income and/or Adjusted EBITDA to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP gross profit, operating income and net income and non-GAAP net income on a per share basis and Adjusted EBITDA are performance measures only, and they do not provide any measure of cash flow or liquidity. Allscripts considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital expenditures and capitalized software costs. Free cash flow provides management and investors a valuable measure to determine the quantity of capital generated that can be deployed to create additional shareholder value by a variety of means. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP. Investors and potential investors are encouraged to review the definitions and reconciliations of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.

For more information contact:

Investors:
Seth Frank
312-506-1213
seth.frank@allscripts.com

Media:
Concetta DiFranco
312-447-2466
concetta.difranco@allscripts.com